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                                     BYLAWS
                                       OF
                        WINDY HILL PET FOOD COMPANY, INC.

                          ARTICLE I. NAME AND LOCATION

     SECTION 1. The name of this Corporation is Windy Hill Pet Food Company,
Inc.

     SECTION 2. Its principal office shall be located at Two Maryland Farms, Suite 301, Brentwood, Tennessee 37027-2487.

     SECTION 3. Other offices for the transaction of business shall be located at such places as the Board of Directors may from time to time determine.

                        ARTICLE II. SHAREHOLDERS MEETINGS

     SECTION 1. The Board of Directors shall cause a regular meeting of shareholders to be called and held on notice within 90 days after the end of every fiscal year of the corporation and as may be required by law. Each regular meeting shall be held on the date and at the time and place determined by the Board of Directors and set forth in the notice of the meeting. At each regular meeting, the shareholders shall elect directors to serve until the next regular meeting of shareholders.

     SECTION 2. A special meeting of the shareholders may be called at any time by any persons authorized by law to do so, and shall be held on the date and at the time and place fixed by the person calling the meeting.

     SECTION 3. Notice of the time and place of all regular and special meetings shall be mailed by the secretary to each shareholder entitled to vote at the last known address of said shareholder as the same appears on the books of the Corporation at least 5 days before the date of all regular and special meetings.

     SECTION 4. The president, or, in his/her absence, a vice president, if any, shall preside at all such meetings.

     SECTION 5. At every such meeting each shareholder shall be entitled to cast one vote for each voting share held in his/her name, which vote may be cast by him/her either in person or by proxy. All proxies shall be in writing and shall be filed with the secretary and by him entered of record in the minutes of the meeting.

     SECTION 6. A quorum for the transaction of business at such meetings shall consist of a number of shareholders representing a majority of the voting shares issued and outstanding, but the shareholders present at any meeting, though less than a
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quorum, may adjourn the meeting to a future time without notice other than an announcement at the meeting.

     SECTION 7. Any regular or special meeting of the shareholders may be held in person, by any means of communication through which the shareholders may simultaneously hear each other during the meeting, or by any other means permitted under Minnesota law.

     SECTION 8. A shareholder may participate in a regular or special meeting of shareholders held in person, although the shareholder is not physically present at the meeting, if the shareholder participates by any means of communication through which the shareholder, other shareholders so participating, and all shareholders physically present at the meeting may simultaneously hear each other during the meeting. Participation in a meeting by such means or in person constitutes presence at the meeting in person or by proxy if all of the other requirements of Minnesota Statutes, Section 302A.449 are met.

                        ARTICLE III. BOARD OF DIRECTORS

     SECTION 1. The business and property of the Corporation shall be managed by a board of one or more directors who shall be elected by the shareholders at each regular meeting and shall hold office until their successors are duly elected and qualified. The number of directors to be elected at each regular meeting shall be determined by the directors in advance of the meeting and set forth in the notice thereof, subject to the right of the shareholders, by majority vote taken at the meeting, to change the number of directors to be elected.

     SECTION 2. The regular meetings of the directors shall be held without notice immediately after the adjournment of each regular shareholders meeting.

     SECTION 3. Special meetings of the Board of Directors may be called by the president, and in his/her absence by the vice president, if any, or by any member of the Board of Directors.

     SECTION 4. Notice of all special meetings shall be mailed or telegraphed to each director by any director at least 5 days prior to the time fixed for the meeting. All notices of special meetings shall state the purpose thereof.

     SECTION 5. A quorum for the transaction of business at any regular or special meeting of the directors shall consist of a majority of the members of the Board.

     SECTION 6. The directors shall elect the officers of the Corporation and fix their salaries, such election to be held at the directors meeting following each regular shareholders meeting.


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     SECTION 7. Vacancies in the Board of Directors may be filled for the unexpired terms by the vote of a majority of the remaining directors.

                              ARTICLE IV. OFFICERS

     SECTION 1. The officers of this Corporation shall be a president, a secretary, and a treasurer, and such additional officers as the Board of Directors may from time to time determine, all of whom shall be elected for an indefinite term and shall hold office until their successors are duly elected and qualified. Any two offices, except for president and vice president, may be held by the same person.

     SECTION 2. The president shall be the chief executive officer of the Corporation, shall preside at all directors and shareholders meetings, and shall have general supervision over the affairs of the Corporation and over the other officers. The president shall execute all bonds, mortgages, and other contracts of the Corporation and shall perform all such other duties as are incident to his/her office. In case of the absence or disability of the president, his/her duties shall be performed by a vice president, if any.

     SECTION 3. The secretary shall issue notices of directors and shareholders meetings and shall attend and keep the minutes of the same. He/she shall have charge of all corporate books, records and papers, shall attest with his/her signature all share certificates, and shall perform all such other duties as are incident to his/her office.

     SECTION 4. The treasurer shall be the chief financial officer of the Corporation, shall have the custody of all moneys and securities of the Corporation, and shall give bond in such sum and with such sureties as the directors may require, conditioned upon the faithful performance of the duties of his/her office. He/she shall keep regular books of account, and shall submit them, together with all his/her vouchers, receipts, records, and other papers, to the directors for their examination and approval as often as they may require and shall perform all such other duties as are incident to his/her office.

                               ARTICLE V. SHARES

     SECTION 1. All share certificates shall be signed by the president and secretary.

     SECTION 2. Transfers of shares shall be made only on the books of the Corporation, and the old certificate properly endorsed shall be surrendered and cancelled before a new certificate is issued.

     SECTION 3. In case of loss or destruction of a share certificate, no new certificate shall be issued in lieu thereof except upon satisfactory proof to the Board of Directors of such loss or destruction and upon the giving of satisfactory security, by bond or otherwise, against loss to the Corporation.


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                            ARTICLE VI. FISCAL YEAR

     The fiscal year of this Corporation shall be established by the Board of Directors.

                            ARTICLE VII. AMENDMENTS

     Amendments to these Bylaws may be made by a vote of the directors representing a majority of the directors present at any directors meeting, or by the vote of shareholders representing a majority of the shareholder present at any shareholders meeting.

                         ARTICLE VIII. INDEMNIFICATION

     The corporation shall indemnify any director, officer or employee of the corporation made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person as provided in and in accordance with the Minnesota Business Corporation Act.

Approved and effective
as of


/s/ M. Laurie Cummings
---------------------------------
M. Laurie Cummings, Secretary


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